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                                                                    Exhibit 23.1


                          Independent Auditors' Consent

The Board of Directors and Stockholders
International Sports Wagering Inc.


We consent to incorporation by reference in the registration statement (No. 333-41847) on Form S-8 and the registration statement (No. 333-35284) on Form S-3 of International Sports Wagering Inc. of our report dated November 17, 2000, relating to the balance sheets of International Sports Wagering Inc. as of September 30, 2000, and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended September 30, 2000, which report appears in the September 30, 2000, annual report on Form 10-KSB of International Sports Wagering Inc.


New York, New York                               /s/ KPMG LLP
December 22, 2000